Stenton Leigh Business Resources, Inc.
                      1900 Corporate Blvd., Suite 305 West
                            Boca Raton, Florida 33431
                   Telephone (561) 241-9921 Fax (561) 241-7011


February 19, 2003

PRIVATE AND CONFIDENTIAL
-------------------------

Mr. James K. Cooper
CEO and Chairman
Ultimate Security Systems Corp.
17173 Gillette Ave., Suite 5B
Irvine, CA 92614

Dear Mr. Cooper:
                              Re: Advisory Services
                              ---------------------

 Further to our conversations, we at Stenton Leigh Business Resources, Inc. ("SL") have become aware of potential investor(s), merger partner(s) or acquirer(s) for Ultimate Security Systems Corporation, and its affiliates, subsidiaries or associates (collectively "USSC" or the "Company"). In this regard, we submit herein our Agreement to confirm our understanding that USSC is prepared to compensate SL as its advisor in connection with a possible divestiture, joint venture, or other business combination of USSC and all or part of its assets or business with the party or parties to be introduced by SL (the "Transaction"), including Immunotechnology Corporation ("IMNT") or its subsidiaries or successors.

1.       COMPENSATION
         ------------
         SL shall receive a $500,000 cash fee upon completion of a Transaction, including a merger or acquisition with ImmunoTechnology ("IMNT") payable upon completion of a minimum of $5.0 million gross in financing from USSC's upcoming Private Placement.

         In consideration of these services to be rendered and performed by SL during the term of this Contract, the Company will pay SL a fee of $15,000 per month during a term of sixty (60) months ("Term") to commence payment after completion of the $5.0 million gross upcoming Private Placement. Inconsideration for the performance of services hereunder, the Company hereby agrees to pay to SL a non-refundable retainer in immediately available funds, of $15,000, upon execution of this Agreement.

II.      EQUITY OPTION
         -------------
         At the consummation of a Transaction, SL and or assign will have the option for three years from the date of consummation of the Transaction to purchase 2,000,000 common shares of the Company at $0. 10 per share ("exercise price"). These Options will have a cashless exercise provision allowing for conversion by the Optionee at the difference between the stock market bid price at time of conversion and the Exercise Price as stated above, to be used to compute the stock payment by this differential. In the event that the Company shall sell or issue any Common Shares or Convertible Securities (including, without limitation, warrants, options, etc.) at a per share price (or exchange, exercise or conversion price) or on the day of exercise by the Optionee, the Common Shares are publicly trading on any NASD below the Exercise Price then in effect, the Exercise Price shall be immediately and automatically reduced to such lower price and the Options to purchase the Common Shares shall be proportionally increased, as to give the Company the same economic benefit originally granted. (Example: 300,000 options at $1.00 per Share would result in $300,000 to the Company. Should the Exercise Price be reduced to say $.75 per share, then the number of shares to be issued would then be increased to 400,000 "Conversion Price Protection").


III.     TERMINATION
         -----------
         SL's services may be terminated at any time. If SL's services are terminated SL will be entitled to receive and retain the portion of any fees payable as set out above. In the event of termination of this agreement SL would receive full compensation if at any time prior to the expiration of twenty-four (24) months after the giving of notice of termination of our arrangement, any Transaction is consummated with any party or parties with whom discussions regarding a Transaction had been initiated during the period of our engagement. Moreover, the indemnity contained herein would remain operative and in full force and effect regardless of any such termination, including USSC.



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         The termination of the Agreement shall be without liability or continuing obligation to you or to SL, except as set forth herein.

         USSC agrees that USSC will not within two years from this date deal directly or indirectly with any party or parties with whom discussions regarding a Transaction had been initiated by SL without SL's written consent and should USSC do so, and a sale or other financial arrangement be consummated, USSC shall be liable to SL for all and any damages which SL may suffer including but not limited to the compensation which would have been payable upon consummation on the listed selling price or minimum commission, whichever is greater.

IV.      INDEMNIFICATION
         ---------------
         In addition to the compensation which the Company has agreed to pay to SL for the services performed, the Company also agrees to indemnify and hold harmless SL and related persons and entities all as set forth in Schedule I attached hereto and made a part hereof.

V.       DISCLOSURE
         ----------
         Any advice rendered by SL pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of SL. All non-public information given to SL by the Company and all advice given by SL to the Company will be treated by SL as confidential information, and SL agrees not to make use of such information and advice other than for the performance of this Agreement, and shall not disclose or release such information or advice other than to or for the appropriate executive officers of the Company or as directed or permitted by such executive officers.

         USSC understands and agrees that all dealings concerning any business opportunity will be handled through SL and that SL represents USSC and will be paid for its services by USSC. USSC further agrees that information received with respect to any above-mentioned opportunity will be kept in strict confidence and that USSC shall not disclose this information to any person, excluding those parties specifically involved in the transaction itself and USSC's sole purpose in seeking information about the business is to consummate a transaction. In particular, but without limitation, USSC will not use said information in competition with a potential party to a transaction. In the event that USSC violates this confidentiality covenant or any other covenant herein with respect to a potential party, both SL and the potential party shall be entitled to all remedies provided by law, including but not limited to, injunctive relief and damages.

         SL is not registered as a broker or dealer under The Securities Act of 1934, and certain transactions contemplated herein may require the retention of same to consummate such transactions.

         All data on business opportunities are provided for information purposes only. No representation is made by SL as to the accuracy of any data provided. SL encourages USSC to thoroughly review and independently verify to USSC's own satisfaction that any data provided are substantially representative of the business activity of such entity and can be relied upon when considering a transaction with such entity. USSC acknowledges that USSC has been advised to seek the independent counsel of an attorney and/or accountant to verify the information supplied by SL and to examine any and all applicable documentation relevant to the transaction.

         The Company represents and warrants that all information (i) made available to SL and any prospective financing source, or (ii) contained in any materials prepared by the Company with respect to the financing, will, at all times during this engagement, be true, accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. The Company further represents that any projections provided to SL or contained in any materials prepared by the Company with respect to the financing will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are in Company's determination, reasonable.

VI.      NON-CIRCUMVENTION
         -----------------
         The Company agrees not to contact persons or entities introduced by SL or persons or entities resulting directly from introductions made from SL without the prior consent of SL. The spirit of mutual trust and confidence shall be the underlying principle of this undertaking and the parties agree to adhere thereto.



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VII.     ENTIRE AGREEMENT
         ----------------
         This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties relating to such subject matter. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

VIII.    ILLEGALITY/UNENFORCEABILITY
         ---------------------------
         In the event that any provision of this Letter of Agreement is declared illegal or unenforceable in any respect under applicable law, rule, or court decision, (i) the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and (ii) this Letter of Agreement shall be construed so as to effectuate as nearly as possible the intent of said provision and the intent of the parties.

IX.      GOVERNING LAWS AND JURISDICTION
         -------------------------------
         The Company hereof hereby waives all pleas of lack of jurisdiction, improper venue and forum nonconveniens as not being a resident of any County in Florida where suit is instituted and hereby specifically authorizes any action brought in connection with the enforcement of this Agreement to be instituted and prosecuted in the Circuit Court of Palm Beach County, in the State of Florida, at the election of SL. This Agreement and all rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Florida and applicable United States federal law.

X.       SURVIVAL
         --------
         This agreement will survive any Transaction with USSC.

XiI      ACCEPTANCE
         ----------
         Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning to SL at SL's Boca Raton office, 1900 Corporate Blvd., Suite 305 West, Boca Raton, Florida 3343 1, the duplicate of this Agreement. This offer of services is available until February 27, 2003, unless extended at the sole discretion of SL. Any signature on a facsimile copy of this Agreement shall be binding and valid as if made on the original copy of this Agreement.

Yours very truly,
STENTON LEIGH BUSINESS RESOURCES, INC.






Acknowledged and accepted this ______day of ___________, 2003.

Ultimate Security Systems Corporation




--------------------------------------
By: Mr. James K. Cooper, CEO and Chairman

                                   SCHEDULE I
                                   ----------
                           INDEMNIFICATION PROVISIONS
 The Board of Directors of Ultimate Security Systems Corporation (the "Company") agrees to indemnify and hold harmless Stenton Leigh Business Resources, Inc. ("SU) from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgements, awards, costs, expenses and disbursements, joint or several (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise) including, without limitation, the costs, expenses and disbursements (including counsel fees), as they are incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with pending or threatened litigation in which SL is a party), directly or indirectly caused by, relating to, based upon, arising out of, or in connection with any services rendered by SL to the Company, including, without limitation, any act or on-fission by SL in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated February 19, 2003, between the Company and SL, as it may be amended from time to time (the "Agreement"); provided, however, that the Company will not be liable under these Indemnification Provision to the extent that any portion of such loss, claim, damage, liability, obligation, penalty, judgement, award, cost, expense or disbursement is found in a finaI judgement by a court of competent jurisdiction from which no appeal can be or is taken to have resulted solely from gross negligence of SL or the SL affiliates (as defined below). The Company also agrees that SL shall not have any liability (whether direct or indirect, in contact or tort or otherwise) to the Company for or in connection with the engagement of SL under the Agreement, except to the extent that any such liability is found in a final judgement by a court of competent jurisdiction from which no appeal can be or is taken to have resulted solely from the gross negligence of SL. These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to SL or the persons identified below in this sentence and shall extend to the following:
Stenton Leigh Capital Corp., Stenton Leigh Business Resources, Inc., Stenton Leigh Financial Services Corp., and their respective affiliated entities, partners, directors, officers, employees, legal counsel, agents, co-brokers and controlling persons (within the meaning of the federal securities laws). All references to SL in these Indemnification Provisions shall be understood to include any and all of the foregoing.

 SL agrees to notify the Company with reasonable promptness of the assertion against SL of any claim or the commencement of any action or proceeding relating to these Indemnification Provisions, but SL's failure to so notify the Company shall not relieve the Company from any obligation or liability which the Company may have pursuant to the Agreement or these Indemnification Provisions. SL shall have the right to retain counsel of its own choice to represent it, which counsel is reasonably satisfactory to the Company, and the Company shall pay the reasonable fees, expenses and disbursements of such counsel (provided, however, that the Company shall be obligated to pay such fees, expenses and disbursements only for one lead counsel, and where appropriate, local counsel, with respect to each claim for indemnification hereunder), and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against SL made with the Company's written consent, which consent will not be unreasonably withheld. The Company shall not, without the prior written consent of SL, settle or compromise any claim, or permit a default or consent to the entry of any judgement in respect thereof, unless such settlement, compromise or consent includes, and as an unconditional term thereof, the giving by the claimant to SL of an unconditional release from all liability in respect of such claim.

 In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgement by a court of competent jurisdiction from which no appeal can be or is taken that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, the Company, on the one hand, and SL, on the other hand shall contribute to the losses, claims, damages, liabilities, obligations, penalties, judgements, awards, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and SL, on the other hand, and also the relative fault of the Company, on the one hand, and SL, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities, obligations, penalties, judgements, awards, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, SL shall not be obliged to contribute any amount hereunder that exceeds the amount of fees previously received by SL pursuant to the Agreement.



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The Company agrees that reliance by SL on any publicly available information or the information or any directions furnished by the Company shall not constitute gross negligence by SL.

Neither termination nor completion of the engagement of SL referred to in the Agreement shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.


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